Exhibit 3.2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Odyssey Marine Exploration, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

150,000,000 shares of Common Stock, par value $0.0001 per share; and 50,000,000 shares of Preferred Stock, $0.0001 par value $0.0001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

75,000,000 shares of Common Stock, par value $0.0001 per share; and 25,000,000 shares of Preferred Stock, $0.0001 par value $0.0001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The change affects the Common Stock. The change is a 1-for-2 reverse stock split of the Common Stock. One share of Common Stock will he issued after the exchange for every to shares of Common Stock issued.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares of Common Stock shall be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional)                     Date: Feb. 19, 2016                     Time: 4:31 PM, PST

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X
President & Chief Executive Officer
Signature of Officer Mark D. Gordon, President & CEO	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 1-5-15